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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:          Wilson W. Cheung
                  Chief Financial Officer
                  (510) 683-5900

                  AXT, INC. ANNOUNCES EXECUTIVE MANAGEMENT CHANGES Chen Becomes Chairman; Tatzin Becomes Interim CEO

         FREMONT, Calif.- May 24, 2004 - AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that it has completed its investigation into certain product testing practices and procedures as announced on April 27, 2004, and as a result has implemented certain executive management changes. Donald L. Tatzin, formerly chief financial officer, will become interim chief executive officer. Wilson W. Cheung, AXT's vice president, corporate controller, has been promoted to chief financial officer. Morris Young, Ph.D., formerly AXT's chairman, president and CEO will be responsible for improving and expanding the company's China operation. He will also remain a director. Jesse Chen, a current AXT board member will assume the role of chairman of the board. In taking the latter action, the Board of Directors of AXT indicated a desire to separate the role of chairman and chief executive officer. In addition, the company has released its first quarter 2004 financial results and filed its quarterly report on Form 10-Q earlier today.

"As a founder of AXT and as its president and CEO, Morris has made tremendous contributions to the company's growth and development," said Jesse Chen, chairman of AXT's Board of Directors. "We are very pleased to be able to leverage his talent and experience to strengthen AXT's operations in China and to support many of the important procedural changes we have made."

Jesse Chen has been a member of AXT's Board of Directors since Feb. 1998. Since May 1997, Chen has served as a managing director of Maton Venture, an investment company. Prior to Maton Venture, Chen co-founded BusLogic, Inc., a computer peripherals company, and served as its chief executive officer. He has a B.S. degree in aeronautical engineering from Chenkung University, Taiwan and a M.S. degree in electrical engineering from Loyola Marymount University.

Donald L. Tatzin has been a member of AXT's Board of Directors since February 1998 and has served as the company's chief financial officer since August 2000. From April 2000 to August 2000, Tatzin was AXT's interim chief financial officer. From 1993 to 1998, Mr. Tatzin was executive vice president of Showboat, a gaming company. In addition, from April 1995 to October 1996, Tatzin served as a director for Sydney Harbour Casino, an Australian gaming company and from April 1996 to October 1996, as its chief executive officer. From 1976 to 1993, Tatzin was a director and consultant with Arthur D. Little. Tatzin has a B.S. degree in economics and B.S. and M.S. degrees in city planning from the Massachusetts Institute of Technology and a M.S. degree in economics from Australian National University.
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Wilson W. Cheung joined AXT as vice president, corporate controller in May 2004.
From February 2001 to April 2004, Cheung was corporate controller of interWAVE Communications International Ltd., a publicly traded manufacturer of wireless voice and data communications systems. From 2000 to 2001, Cheung was senior finance manager of Yahoo! Inc., a global Internet products and services provider. Cheung spent more than eight years, from 1991 to 1999, in public accounting with KPMG and Deloitte & Touche, and served as senior manager of Deloitte's San Francisco office from 1997 to 1999. From 1999 to 2000, Cheung served on the board of directors of the Hong Kong Association of Northern California. Cheung is a California certified public accountant, and a member of the AICPA, California Society of CPAs and the Financial Executives
International. Cheung holds a B.A. in Economics/Business from UCLA.

ABOUT AXT, INC.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company's proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT's website at http://www.axt.com. The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

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